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                                                             Page 9 of 47 Pages

                                                                       EXHIBIT I
                                                                       ---------

                            AMENDMENT NO. 1 TO STOCK
                      SUBSCRIPTION AND PURCHASE AGREEMENT


          This Amendment No. 1 (this "Amendment") to the Subscription and
                                      ---------
Purchase Agreement dated as of February 10, 1997, (the "Subscription Agreement")
                                                        ----------------------
by and between Alpharma Inc., a Delaware corporation ("Alpharma") and A.L.
                                                       --------
Industrier AS, a Norwegian corporation ("Industrier") is made by and between
                                         ----------
Alpharma and Industrier this 27th day of June, 1997. Capitalized terms used but not otherwise defined herein have the respective meanings accorded such terms in the Subscription Agreement.

          WHEREAS, Alpharma and Industrier wish to amend the Subscription Agreement to provide for the purchase of the New B Shares by Industrier on June 27, 1997, rather than on the date which the Rights expire (the "Date Change")
                                                                -----------
and to make conforming changes to the Subscription Agreement to provide for such Date Change;

          WHEREAS, in connection with the Date Change and in consideration for Industrier's agreement hereby to effectuate the Date Change, Alpharma shall make a compensating payment to Industrier;

          NOW THEREFORE, in consideration of the premises and the good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          8. The first sentence of Section 2 of the Subscription Agreement is hereby deleted and replaced in its entirety by:

                   "Industrier shall pay the Subscription Consideration by wire transfer in United States funds on or before June 27, 1997 (the "Payment Date") to Alpharma's account at such bank as Alpharma may
               ------------
              designate."

          9. Section 3b of the Subscription Agreement is hereby deleted and replaced in its entirety by:

                   "b.  The obligation of Alpharma to issue the New B Shares as herein provided is subject only to the condition (which may be waived by Alpharma) that the issuance of the New B Shares shall have complied in all material respects with the Bylaws and Certificate of Incorporation, as amended, of Alpharma, the Delaware General Corporation Law and United States securities laws. Alpharma will use its reasonable best efforts to cause the condition in this paragraph b. to be fulfilled."

          10. Section 5 of the Subscription Agreement is hereby deleted and replaced in its entirety by:

                   "5.  Rights Issuance.  Industrier acknowledges that Alpharma
                        ---------------
              intends to distribute to the holders of its outstanding Class A Stock certain transferable Rights entitling such holders to purchase shares of Class A Stock at $16.34 per share on or before November 30, 1997. Each such holder will receive the right to purchase approximately .16 share of Class A Stock for each share of Class A Stock held by such holder on the record date for such distribution. The Rights and the Class A Stock issuable on exercise thereof

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                                                            Page 10 of 47 Pages


              are required to be registered under the Securities Act of 1933 and may be listed for trading on the New York Stock Exchange or traded over the counter. Alpharma intends to take such actions as are appropriate to effect such registration, listing or trading and may make such changes in the terms of the Rights as the Board of Directors determines are appropriate to effect such registration, listing or trading, comply with applicable law and otherwise carry out the intent and purpose of such Rights distribution. Industrier agrees to the issuance of such Rights and hereby waives any right to receive Rights or any similar right to purchase Common Stock of the Company which it may have under Alpharma's Certificate of Incorporation as a result of the Rights distribution provided for herein."

          11. The following is hereby inserted as Section 6 to the Subscription
Agreement:

                   "6.  Early Payment Amount.  Subject to the adjustment set
                        --------------------
              forth herein, Alpharma shall pay to Industrier on the earlier of
              (a) November 30, 1997 or (b) the date that the Rights expire (the "Reimbursement Date"), the amount of $447,977 (the "Early Payment
               ------------------                                 -------------
              Amount"). The Early Payment Amount shall be increased by $3,950
              ------
              for each day, if any, that the Payment Date precedes June 27, 1997. The Early Payment Amount shall be (i) decreased by $3,950 for each day, if any, that the Reimbursement Date precedes November 30, 1997. (For example, if the Payment Date is June 25, 1997 and the Reimbursement Date is November 25, 1997, the Early Payment Amount shall be $447,977 + (2 days x $3,950) - (5 days x $3,950) = $447,977 + $7,900 - $19,750 = $436,127); and (ii)
              increased by $3,950 for each day, if any, that the Reimbursement Date follows November 30, 1 997.

          12. The following section references are hereby deleted and replaced as follows:

                   (a) The section heading "6" is hereby deleted and replaced by the heading "7."

                   (b) The section heading "7" is hereby deleted and replaced by the heading "8."

                   (c) The section heading "8" is hereby deleted and replaced by the heading "9."

          Except as expressly set forth herein, no change is made hereby to the terms and provisions of the Subscription Agreement and as amended hereby the Subscription Agreement shall remain in full force and effect.

                                 *  *  *  *  *

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                                                           Page 11 of 47 Pages


          IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

                                          ALPHARMA INC.


                                          By:   /s/ Jeffrey E. Smith
                                                -----------------------
                                          Its:  V.P. Finance and CFO
                                                -----------------------


                                          A.L. INDUSTRIER AS


                                          By:   /s/ Roald Jotun
                                                -----------------------
                                          Its:  Administrative Director
                                                -----------------------



                                          By:   /s/ Sverre Bjertnes
                                                -----------------------
                                          Its:  V.P. of Finance
                                                -----------------------